UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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GOLDEN GRAIN ENERGY, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Additional Soliciting Materials

    On January 13, 2021, Golden Grain Energy, LLC (the "Company") filed a Definitive Proxy Statement for the Company's 2021 Annual Meeting to be held on February 22, 2021 (the "Proxy Statement"). On or about January 18, 2021, Charles Malek, Sr., a director nominee, plans to send out a letter in regards to the 2021 Annual Meeting. The letter is set out below.

Hello,

My name is Chuck Malek, and I am asking for your vote and support as I am running for the Golden Grain Board of Directors.

I am the owner of Malek Builders Inc., a 5th generation building business in Cresco, Iowa. My wife and I have a row crop farm in Chickasaw County and also are active in two 2500 head hog finishing barns with our son.

Currently serving as a Director on the CUSB Bank Board where I have gained great knowledge in financial matters. I am a member of Cresco Industrial Development Corp., presently serving as Vice-President. I am also a board member of Howard County Business & Tourism, a member of the Howard County Assessors Board of Review, and serve as the Council President of First Lutheran Church in Cresco.

In the past, I was elected as a Howard County Supervisor for a 4-year term where I learned a lot about Budgets and Taxation. I have obtained my Iowa Real Estate Brokers License and an Iowa Appraisal License, and served on the Regional Health Services of Howard County Hospital Board as a Trustee.

As an original investor in Golden Grain! I too want to see Golden Grain continue to prosper and grow. It is my mission to make sure our investors are given a fair and equitable return on their investment, while making sure Golden Grain maintains a healthy balance sheet. It is only fair that investors see a return on their investment. Without your support of Golden Grain over the years, we would not be where we are today.

I feel I can be an asset to the Golden Grain Board with my business, finance, agricultural, and county government experiences. Serving on several boards has given me an understanding of budgets, financial statements, taxes and taxation procedures, and general board protocols.

I ask for your vote and am excited to serve you into a prosperous future.

Thank you for your support,

Chuck Malek